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                                                                      Exhibit 21


                         Subsidiaries of the Registrant


Name of Subsidiary         Jurisdiction of           Names under which it does
                           Incorporation             business

Discovery Toys, Inc.       California                n/a

RGG Acquisition Inc.       Delaware                  n/a

Regal Greetings & Gifts    Canada                    n/a
Corporation